EXHIBIT 99.1

Gateway Financial Holdings Reports FY 2007 Net Income of $11 Million Up $5.8 Million Over 2006 Earnings Per Share Increase of 89.4 Percent to $0.89

 Highlights of the Year Include:
 * Total Assets Exceed $1.8 Billion, Up 54.7%
 * Loans Exceed $1.5 Billion, Up 53.1%
 * Deposits Exceed $1.4 Billion, Up 52.5%
 * Non-interest Income Increases to 26.6% of Total Revenue

VIRGINIA BEACH, Va., Jan. 25, 2008 (PRIME NEWSWIRE) -- Gateway Financial Holdings, Inc. (Nasdaq:GBTS), the holding company for Gateway Bank & Trust Co., reported net income for the 2007 fiscal year of $11.0 million compared with $5.3 million for the prior fiscal year, an increase of $5.8 million. The increase in earnings reflected the exceptional revenue growth from a 51.1% increase in average loans over the past 12 months, and increased revenues from Gateway's non-banking activities. Additionally, 2007 income included a gain of $584,000 in the fair value and net cash settlements on the economic hedge (which was terminated in September 2007), and fair value gains of $960,000 and $355,000, respectively, related to trust preferred securities and trading securities that the Company had elected fair value option treatment effective January 1, 2007.

Diluted earnings per share were $0.89 for 2007 compared with $0.47 for the prior year, an increase of 89.4%. Per share results reflect the issuance of additional shares used as part of the consideration for the acquisition of The Bank of Richmond that was completed on June 1 of 2007.

The aforementioned gain from the economic hedge has been reported as a component of non-interest income in accordance with GAAP. Additionally, the fourth quarter of 2006 included a non-recurring loss on disposition of premises and equipment. Due to the volatility and lack of earnings comparability caused by the economic hedge and the non-recurring nature of the loss on disposition of premises and equipment, management believes presentation of adjusted, non-GAAP proforma information throughout this press release (including diluted earnings per share, ROAA, ROAE, non-interest income, percentage of non-interest income to total revenues, and efficiency ratio) that excludes the effect of the economic hedge and loss on premises and equipment provides useful information to investors. Diluted earnings per share, excluding the gain on the fair value and net cash settlement on the economic hedge of $584,000 for 2007, and the loss of $1.9 million on the economic hedge and loss of $292,000 from the disposition of premises and equipment in 2006 (net of income taxes using a 37.5% blended rate), were $0.86 and $0.60 per share, respectively, an increase of 43.3%.

Commenting on these results, D. Ben Berry, Chairman, President and CEO of Gateway Financial Holdings, Inc. stated, "The outstanding earnings for the year were a direct result of executing our strategic growth plan including the expansion of our non-banking activities, which has grown our revenues 44.5% over the past 12 months. Our maturing financial centers are becoming increasingly profitable each quarter which is a major contributor to this growth. Three de novo financial centers were added this year, in addition to the six financial centers and loan production office added through The Bank of Richmond acquisition which was completed in June 2007. Gateway continues to focus on expanding at an impressive rate, while maintaining exceptional asset quality and improving profitability."

ROAA was 0.71% for the 2007 fiscal year, as compared with 0.51% for the prior year. ROAE was 8.45% for the 2007 fiscal year, as compared with 5.06% for the 2006 fiscal year. Both periods in 2007 and 2006 were affected by the fair value and cash settlements on the economic hedge as discussed above. Proforma ROAA, excluding the impact of the economic hedge on both periods and the loss on disposition of premises and equipment for 2006 (net of income taxes using a 37.5% blended rate), was 0.69%; as compared with 0.64% for 2006. Proforma ROAE, excluding the impact of the economic hedge and loss on disposition of premises and equipment on net income, was 8.17% for 2007, as compared with 6.38% for 2006.

For the fourth quarter of 2007, the Company reported net income of $2.3 million, up $867,000 from the $1.4 million reported for the same period in 2006. Diluted earnings per share were $0.17 for the current quarter, an increase of 30.8% over the $0.13 diluted earnings per share for the comparable quarter of 2006. Diluted earnings per share for the 2006 fourth quarter excluding the loss of $502,000 related to the economic hedge and the loss on disposition of premises and equipment of $292,000 (net of income taxes using a 37.5% blended rate) were $0.17. Earnings per share results for the quarter also reflect the stock issuance for the acquisition of The Bank of Richmond in 2007. The fourth quarter of 2007 was negatively affected by a $522,000 non-recurring restructuring charge related to personnel changes. Additionally, the Company added $1.6 million to its loan loss reserve in the fourth quarter, which was double the amount in the fourth quarter of the prior year, in response to its loan growth and the evaluation of various qualitative risk factors affecting the economies, real estate values, delinquencies, and other demographics in the market areas the Bank serves.

ROAA was 0.51% for the fourth quarter of 2007 compared with 0.48% for the fourth quarter of the prior year. ROAE was 6.18% the fourth quarter of 2007, as compared with 5.20% for the same period of 2006. Proforma ROAA, excluding the impact of the economic hedge and the disposition of premises of equipment in the fourth quarter of 2006 (net of income taxes using a 37.5% blended rate), was 0.66%. Proforma ROAE, excluding the impact of the economic hedge and disposition of premises and equipment on net income, was 7.03% for 2006.

Revenues, Net Interest Margin and Non-Interest Income

Total revenue, defined as net interest income and non-interest income, was $66.9 million for 2007, an increase of $20.6 million or 44.5% from the $46.3 million reported for 2006. Net interest income was $49.1 million for 2007, a $12.1 million or 32.7% increase over the $37.0 million reported for 2006. The increase in net interest income was driven by the $427 million or 51.1% increase in average loans to $1.3 billion for 2007 from $835.5 million for 2006. The increase in net interest income resulting from the increased volume was partially offset by a decrease in net interest margin of 38 basis points year-over-year to 3.49%. The margin compression resulted from the 100 basis points drop in interest rates that occurred during the last four months of the year, coupled with the impact that higher short-term interest rates has had on Gateway's cost of funds for the majority of the year. There has been continued pressure on deposit pricing and pricing on some deposit products has lagged the decrease in the prime rate, which have an immediate affect on variable loans (which approximated 63% of the loan portfolio at year-end).

Total revenue was $17.7 million for the fourth quarter of 2007, an increase of 41.1% above the $12.5 million reported for the fourth quarter of 2006. Net interest income for the fourth quarter of 2007 was $13.8 million, a $3.8 million or 38.2% increase over the $10.0 million reported for the fourth quarter of 2006. The increase in net interest income was primarily attributable to $517.3 million or 55.3% increase in average loans to $1.45 billion for the fourth quarter of 2007 from $936.6 million for the 2006 quarter. The net interest margin decreased 37 bps from 3.77% for the fourth quarter of 2006. On a linked quarter basis, the net interest margin decreased 9 basis points to 3.40% from 3.49% for the third quarter. These decreases in margin are for the same reasons as discussed above, however, the increase in cost of funds has mitigated somewhat in the fourth quarter as higher cost brokered CDs have matured and been replaced with lower cost FHLB advances and lower cost transaction accounts.

Gateway has continuously sought to introduce new products and services in order to better serve its customers as well as enhance the overall diversification of its revenue and decrease the reliance on spread income. As a result of this effort, non-interest income (on a proforma basis, excluding the impact of the economic hedge and a loss on disposition of premises and equipment) as a percentage of total revenues, was 25.9% for 2007 as compared with 23.7% for 2006.

For the fourth quarter of 2007, non-interest income comprised 22.0% of total revenues as compared with 25.1% for the fourth quarter of 2006 (on a proforma basis, excluding the impact of the economic hedge and the loss on disposition of premises and equipment). This decrease was in part due to reduced revenue from the mortgage and brokerage operations reflecting market conditions.

Non-interest income for the 2007 fiscal year was $17.8 million, an increase of $8.5 million or 91.6% higher than the prior year. Non-interest income for the fourth quarter of 2007 was $3.9 million, an increase of $1.3 million or 52.5% higher than the prior year fourth quarter. The increase was primarily related to Gateway's non-banking activities and changes in the fair valuations on the economic hedge between the periods. A comparison of non-interest income for the fourth quarter and the year-ended December 31, 2007 as compared with the same periods of 2006 are as follows (in thousands):

 ---------------------------------------------------------------------
                          NON-INTEREST INCOME
 ---------------------------------------------------------------------
 (in       4th Quarter  4th Quarter   %      12 mos.   12 mos.    %
 thousands)  12/31/07    12/31/06   change  12/31/07  12/31/06 change
 ---------------------------------------------------------------------
 Services
  charges on
  accounts    $ 1,016    $   856     18.7%  $ 3,938   $ 3,294   19.6%
 Mortgage
  operations      584        690    (15.4%)   3,029     1,584   91.2%
 Insurance
  operations    1,119        781     43.3%    5,245     2,883   81.9%
 Brokerage
  operations      122        227    (46.3%)     794       744    6.7%
 Gain and
  net cash
  settlements
  on economic
  hedge             0       (502)     N/A       584    (1,918)   N/A
 Gain from
  trading and
  securities
  sales            (1)       189      N/A       518       842  (38.5%)
 All other
  income        1,041        304      242%    3,657     1,841   98.6%
              -------    -------            -------   -------
 Total non-
  interest
  income      $ 3,881    $ 2,545     52.5%  $17,765   $ 9,270   91.6%
              =======    =======            =======   =======
 ---------------------------------------------------------------------

The increase from Gateway's insurance operations resulted from internal growth from cross-selling customers and building our customer base in our markets as our franchise has expanded, as well as the acquisition of two Virginia agencies in the fourth quarter of 2006, and a title insurance company during the first quarter of 2007.

The decrease in revenue from the mortgage operation in the fourth quarter was attributed to the nationwide issues that affected the mortgage industry during the last half of 2007. Although Gateway Bank Mortgage, Inc. does essentially no sub-prime lending, the limited access to the secondary markets (especially for jumbo mortgages) had a negative effect on selling mortgages in the secondary market, thus slowing revenues in the fourth quarter. The increase in mortgage revenues for the full year of 2007 was the result of having a full year of operations in 2007, as compared with six months in 2006. Gateway Bank Mortgage commenced operations during the second quarter of 2006.

The increase in other income was primarily the result of a gain in the fair value of its trust preferred securities of $334,000 during the 2007 fourth quarter and $960,000 for the entire year. Gateway elected the fair value option for certain trust preferred securities effective January 1, 2007. As a result of the unusual credit conditions the financial industry has faced over the past several months, the credit spreads on these debt securities widened significantly resulting in a gain related to the fair value of the securities. Additionally, Gateway had $189,000 higher income from BOLI for the entire year of 2007 as a result of $7.0 million of additional BOLI purchased during the third quarter of 2006.

Non-Interest Expenses

Non-interest expense was $44.9 million for 2007, up $10.0 million or 28.5% from the $35.0 million reported for 2006. Non-interest expense for the fourth quarter of 2007 was $12.6 million, up $3.1 million, or 32.3% from the $9.6 million reported in the prior year fourth quarter. Of these increases, approximately $2.4 million for the entire year, and $1 million in the fourth quarter represented non-interest expenses related to The Bank of Richmond which was acquired in June 2007. Additionally, the fourth quarter of 2007 included a non-recurring restructuring charge of $522,000 related to personnel changes. Excluding the impact from the additional expenses from The Bank of Richmond and the above mentioned restructuring charge, non-interest expenses increased approximately $1.6 million or 16.4% in the fourth quarter.

A comparison of non-interest expense for the fourth quarter and year-ended December 31, 2007 as compared with the same periods of 2006 are as follows (in thousands):

 ---------------------------------------------------------------------
                         NON-INTEREST EXPENSE
 ---------------------------------------------------------------------
 (in       4th Quarter  4th Quarter   %      12 mos.   12 mos.    %
 thousands)  12/31/07    12/31/06   Change  12/31/07  12/31/06  Change
 ---------------------------------------------------------------------
 Salaries
  and
  benefits    $ 7,058     $4,813    46.6%   $24,978   $17,287    44.5%
 Occupancy
  and
  equipment     2,273      1,796    26.6%     8,254     6,865    20.2%
 Data
  processing
  fees            573        393    45.8%     1,990     1,652    20.5%
 Other
  Expense       2,741      2,555     7.3%     9,719     9,170     6.0%
              -------     ------            -------   -------
 Total Non-
  Interest
  Expense     $12,645     $9,557    32.3%   $44,941   $34,974    28.5%
              =======     ======            =======   =======
 ---------------------------------------------------------------------

The increase in salaries and benefits for the quarter and the entire year was primarily related to expansion activities and The Bank of Richmond acquisition. The Bank opened three new de novo financial centers during the second half of 2007, in addition to the six financial centers and a loan production office it acquired with The Bank of Richmond merger. FTE's have increased from 327 at the end of 2006 to 420 at the end of 2007, including approximately 40 related to The Bank of Richmond, which added $600,000 to salaries and benefits for the fourth quarter and $1.6 million for the year. Excluding the impact from The Bank of Richmond personnel additions and the restructuring charge, salaries and benefits increased 23.4% in the fourth quarter and 32.2% for the entire year. The increase in occupancy and equipment and data processing costs was primarily as a result of adding the three additional financial centers during the second half of the year and The Bank of Richmond financial centers in June. In addition to the added expenses related to The Bank of Richmond since the merger, the increase in other expenses was primarily related to $690,000 in higher FDIC insurance premiums for the year ($283,000 for the fourth quarter); $204,000 higher franchise taxes for the year from our expansion in Virginia; and $160,000 higher intangibles amortization from the acquisitions that have occurred since December of last year. These higher other expenses were offset partially by lower promotional, professional and consulting expenses which were in the aggregate $1.3 million lower in 2007 as compared with the prior year. This decrease was primarily from the discontinuation of the Haberfeld High Performance checking account program at the end of 2006, less advertising, and lower auditing and accounting expenses primarily from streamlining the Sarbanes-Oxley 404 internal control audit process.

Gateway's efficiency ratio for the entire year of 2007 was 67.22%, down from 75.80% for 2006. Excluding the impact of the gain and net cash settlement on the economic hedge on both years, the efficiency ratio was 67.82% for 2007 as compared with 72.75% for 2006. As a percentage of average assets, non-interest expense has dropped from 3.35% for the 2006 fiscal year to 2.90% for 2007.

Gateway's efficiency ratio was 71.61% for the fourth quarter of 2007, down from the 73.94% for the fourth quarter of 2006, or essentially equal to the 71.15% excluding the impact of the gain and net cash settlement on the economic hedge in the fourth quarter of 2006. The efficiency ratio in the fourth quarter of 2007 was negatively affected by the $522,000 non-recurring restructuring charge previously discussed.

Loan and Asset Growth

For the fourth quarter, loans grew $114.5 million or 5.5% and for the entire year loans increased $527.8 million (53.1%). Overall assets increased $130.9 million (8.1%) in the fourth quarter and $660.7 million (54.7%) for the entire year. At December 31, 2007, total assets were $1.87 billion. The growth in loans and assets reflects growth in the franchise (in particular Raleigh and Wilmington N.C, and the Hampton Roads area of Virginia), as well as the acquisition of The Bank of Richmond. Of these increases $167 million of the loan growth and $236 million of the assets growth was acquired through The Bank of Richmond, therefore, organic loan growth over the past year was approximately $360 million or 36.2%.

Mr. Berry emphasized, "Despite the adverse economic and competitive climate, Gateway has been able to maintain strong balance sheet growth. Loan growth picked back up in the fourth quarter as it typically does following the historically slower summer season. This growth is a direct result of our strategic expansion plan of establishing a presence in attractive markets such as the Raleigh-Cary MSA, Virginia Beach MSA and Wilmington MSA, where population growth is projected to be 19.4%, 5.1% and 17.7%, respectively, over the next five years according to ESRI. Overall our markets remain solid and steady, as their local economies reflect consistent growth."

A break-down of the loan composition and growth over the past 12 months is as follows (in thousands):

 --------------------------------------------------------------------
                           LOAN COMPOSITION
 --------------------------------------------------------------------
 (in                    Balance      Balance                    %
 thousands)             12/31/07     12/31/06    Increase     Change
 --------------------------------------------------------------------
 Construction,
  Acquisition &
  Development          $  604,336    $381,788    $222,548      58.3%
 Commercial
  Real Estate             321,805     229,752      92,053      40.1%
 C & I                    261,763     137,327     124,436      90.6%
 Residential
  Mortgage                193,549     128,920      64,629      50.1%
 Home Equity              113,191      85,882      27,309      31.8%
 Consumer                  22,133      15,347       6,786      44.2%
 Mortgage loans
  held for sale             5,624      15,576      (9,952)    (63.9%)
                       ----------    --------    --------
 Total loans           $1,522,401    $994,592    $527,809      53.1%
                       ==========    ========    ========
 --------------------------------------------------------------------

As indicated in the above table, commercial loans represented the majority of the growth in 2007, spread between construction, acquisition and development, CRE, and C & I. This growth was concentrated mainly in the Raleigh, Wilmington, Richmond, and greater Hampton Roads areas.

Mr. Berry continued, "With the steady growth in our markets, Gateway does have a higher concentration of construction and real estate loans. Accordingly, we continually monitor risk within this portfolio by analyzing its concentration characteristics, such as exposures within the different loan types, the amount of speculative loans, and the amount of owner-occupied loans compared to non-owner occupied loans. Our Chief Credit Officer has over 20 years of experience in underwriting loans of this type in the markets we serve, giving us a high comfort level with our real estate loan concentration. Additionally, we have insurance to cover LTV exceptions on lot loans which reduces our risk."

Asset Quality

Non-performing loans were $3.4 million at December 31, 2007 as compared with $2.8 million at September 30, 2007. Non-performing loans equaled 0.22% of loans at December 31, 2007, up slightly from the 0.20% of loans at September 30, 2007. Other real estate and repossessed assets equaled $482,000 at December 31, 2007, up $132,000 from the prior quarter. For the fourth quarter, net loan charge-offs were $307,000 or 0.08% of average loans, and for the entire year were $1.09 million or 0.09% of average loans; as compared with net charge-offs in the fourth quarter and the entire year of 2006 of 0.04%. Total past dues were 0.29% of loans outstanding at December 31, 2007. At December 31, 2007, the allowance for loan losses was $15.3 million, or 1.01% of total loans (excluding loans held for sale), up from $9.4 million or 0.95% of total loans at the beginning of the year.

Mr. Berry added, "Asset quality remains a top priority at Gateway. I have said many times, we will compete on interest rates on loans, but we will not sacrifice credit quality; and our asset quality numbers support this strategy. Our non-performing loans have essentially held steady at 0.22% of loans, which is less than half of our peer group average; and our net charge-offs were less than 10 basis points for the year. In this current environment of astronomical charge-offs within our industry, our asset quality remains outstanding, both for a bank with over $1 billion in assets and relative to our peer group. This continues to be a credit to the outstanding bankers and lenders we hire. Their experience shows them to be the best bankers in each market we serve. A substantial amount of our loan growth comes from these bankers bringing to Gateway existing portfolios and seasoned customers from the prior financial institutions for which they worked. Our strategy has been and will continue to be -- we buy bankers, and not banks. I would like to also reiterate that we have substantially no sub-prime or Alt-A mortgage loans."

Deposit Growth and Borrowings

Deposits increased $485.2 million, or 52.5%, over the past twelve months to $1.41 billion, and for the fourth quarter increased $55.6 million. Core deposits (including retail CDs) were up $288.6 million (31.2%) to $911.8 million, and jumbo CDs were up $65.8 million (32.0%) over the past 12 months to $271.3 million at December 31, 2007. Of these increases, $123 million of core deposits and $54.6 million of jumbo CDs were acquired upon the acquisition of The Bank of Richmond. Brokered deposits, primarily used to fund loan growth in the loan production offices and the Raleigh private banking center, grew $130.7 million over the past 12 months to $225.9 million at December 31, 2007. Loans from the loan production offices and Wilmington (which opened as a full financial center in the fourth quarter) aggregated $233.0 million at December 31, 2007, an increase of $155.0 million over the past 12 months; and loans from the Raleigh private banking center were $196.6 million at December 31, 2007, an increase of $95.8 million since December 31st of the prior year. Our reliance on brokered deposits to fund loan growth in these offices should lessen with the opening of the second financial center in Raleigh at the end of June, which has gathered $9.1 million of deposits during the last half of the year; the opening of the first financial center in Wilmington in the fourth quarter, which has gathered $4.6 million in deposits since it opened, and the opening of our third financial center in Raleigh at the end of the year. Core deposits comprised 64.7% of total deposits at December 31, 2007, jumbo CDs were 19.3%, and brokered CDs were 16.0%. Borrowings, including junior subordinated debentures, totaled $282.1 million at December 31, 2007, up $115.2 million from twelve months ago. The Company issued an additional $25 million of junior subordinated debentures (trust preferred securities) during the second quarter which was used to fund the cash portion of The Bank of Richmond acquisition. The remaining increase in borrowings was primarily in low cost convertible FHLB advances and overnight Fed funds purchases used to supplement deposits to fund loan growth, acquire investment securities, and fund the financial center expansion and other premises and equipment purchases.

Stockholders' Equity

Stockholders' equity at December 31, 2007 totaled $164.4 million, an increase of $54.8 million, or 50%, from December 31, 2006. The increase was primarily related to the issuance of $29.8 million of common stock (including the value of assumed stock options) to former Bank of Richmond shareholders as the common stock portion of the merger consideration, a private placement of $23.2 million of non-cumulative, perpetual preferred stock in December, and net income for the year. The Company has repurchased approximately 400,000 shares of common stock during the year at a net cost of $5.6 million. At December 31, 2007, Gateway had 12,558,849 shares of common stock outstanding; stockholders' equity equaled 8.80% of total assets, and the total risk-based capital ratio was 11.32%. All regulatory capital ratios remain in excess of the "well-capitalized" regulatory threshold.

Mr. Berry concluded, "Our ability to raise $23.2 million in capital in a short time period during the fourth quarter in this challenging environment is reflective of our overall financial performance this past year and the record earnings we generated. This performance is a tribute to our strong management team and their hard work. While 2008 appears to be a challenging environment for financial institutions, we feel our Company is well-positioned to strategically expand our franchise and enhance the value to our shareholders."

Web Cast and Conference Call Information

Gateway's executive management team will host a conference call and simultaneous web cast on Friday, January 25 at 10:00 AM Eastern Time to discuss the full year and quarterly results. The web cast can be accessed live on the Company's website, http://www.gwfh.com/, on the Investor Relations page. A replay will be available approximately two hours after the live conference call ends, and will be archived on the Company's website for one month.

About the Company

Gateway Financial Holdings, Inc. is the parent company of Gateway Bank & Trust Co., a regional community bank with thirty-three full-service financial centers -- nineteen in Virginia: Virginia Beach (7), Richmond (6), Chesapeake (3), Suffolk, Norfolk and Emporia; and fourteen in North Carolina: Elizabeth City (3), Edenton, Kitty Hawk (2), Moyock, Nags Head, Plymouth, Roper, Wilmington and Raleigh (3), and a private banking center in Raleigh. The Bank provides insurance through its Gateway Insurance Services, Inc. subsidiary, brokerage services through its Gateway Investment Services, Inc. subsidiary, title insurance through its Gateway Title Company, Inc. subsidiary, and mortgage banking services through its Gateway Bank Mortgage, Inc. subsidiary. The common stock of the Corporation is traded on the Nasdaq Global Select Market under the symbol GBTS. For further information, visit the Corporation's web site at http://www.gwfh.com/.

Forward-Looking Statements

Statements contained in this news release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as "believe," "expect," anticipate," "should," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions; changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

               GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
                    CONSOLIDATED FINANCIAL HIGHLIGHTS

                                      Quarterly
                 4th Qtr    3rd Qtr    2nd Qtr    1st Qtr    4th Qtr
                   2007       2007       2007       2007       2006
                ---------- ---------- ---------- ---------- ----------
 (Dollars in thousands
  except per share data)

 EARNINGS
   Net
    interest
    income      $   13,778     13,559     11,709     10,039      9,971
   Provision
    for loan
    losses      $    1,600        750      1,350      1,200        800
   Non Interest
    income      $    3,881      6,118      3,117      4,649      2,545
   Gain (loss)
    and net
    cash
    settlements
    on economic
    hedge               --      1,343       (948)       189       (502)
   Loss on
    disposition
    of premises
    and
    equipment           --        --          --         --       (292)
   Proforma
    non-
    interest
    income (1)       3,881      4,775      4,065      4,460      3,339
   Non
    Interest
    expense     $   12,645     12,353     10,417      9,526      9,557
   Pre-tax
    income      $    3,414      6,574      3,059      3,962      2,159
   Net income   $    2,270      4,216      2,019      2,514      1,403
   Basic
    earnings
    per share   $     0.17       0.33       0.17       0.23       0.13
   Diluted
    earnings
    per share   $     0.17       0.32       0.17       0.22       0.13
   Proforma
    diluted
    earnings
    per
    share (2)   $     0.17       0.26       0.22       0.21       0.17
   Weighted
    avg. basic
    shares out-
    standing    12,589,210 12,630,561 11,608,656 10,990,371 10,889,605
   Weighted
    average
    diluted
    shares      13,000,662 13,096,695 11,950,358 11,263,502 11,157,077

 PERFORMANCE RATIOS
   Return on
    average
    assets           0.51%      0.98%      0.55%      0.83%      0.48%
   Proforma
    return on
    average
    assets (2)       0.51%      0.78%      0.72%      0.79%      0.66%
   Return on
    average
    common
    equity           6.18%     11.96%      6.97%      9.21%      5.20%
   Proforma
    return on
    average
    common
    equity (2)       6.18%      9.58%      9.02%      8.78%      7.03%
   Net interest
    margin
    (fully
    tax-
    equivalent)      3.40%      3.49%      3.50%      3.62%      3.77%
   Non-interest
    income to
    total
    revenue         21.98%     31.09%     21.02%     31.65%     20.33%
   Proforma
    non-
    interest
    income to
    total
    revenue (1)     21.98%     26.05%     25.77%     30.76%     25.09%
   Non-interest
    expense to
    average
    assets           2.82%      2.86%      2.86%      3.14%      3.30%
   Efficiency
    ratio           71.61%     62.09%     70.26%     66.26%     73.94%
   Proforma
    efficiency
    ratio (1)       71.61%     66.63%     66.04%     67.15%     71.15%
   Full-time
    equivalent
    employees          420        413        422        345        327
 CAPITAL
  Period-end
   equity to
   assets            8.80%      8.12%      7.98%      8.41%      9.05%
   Tier 1
    leverage
    capital
    ratio            9.72%      8.57%      9.83%     11.40%     11.38%
   Tier 1
    risk-based
    capital
    ratio           10.35%      9.65%      9.39%     11.11%     12.11%
   Total
    risk-based
    capital
    ratio           11.32%     11.12%     10.82%     11.98%     12.99%
   Book value
    per common
    share (3)   $    11.24      11.15      10.89      10.10       9.99
   Cash
    dividend
    per share   $     0.08       0.08       0.08       0.05       0.05

 ASSET QUALITY
   Gross loan
    charge-
    offs        $      350         50        329        426         95
   Net loan
    charge-
    offs        $      307         44        321        416         89
   Net loan
    charge-offs
    to average
    loans
    (annualized)     0.08%      0.01%      0.11%      0.16%      0.04%
   Allowance
    for loan
    losses      $   15,339     14,046     13,340     10,189      9,405
   Allowance
    for loan
    losses to
    total
    loans            1.01%      1.00%      0.99%      0.95%      0.95%
   Nonperform-
    ing loans   $    3,407      2,817        874      1,554      3,269
   NPL to
    total
    loans            0.22%      0.20%      0.06%      0.14%      0.33%
   Other real
    estate and
    repossessed
    assets      $      482        350        350          0          0

 END OF PERIOD BALANCES
   Loans
    (before
    allowance)  $1,522,401  1,407,861  1,354,160  1,083,638    994,592
   Total
    earning
    assets
    (before
    allowance)  $1,688,701  1,572,937  1,585,126  1,216,893  1,103,363
   Total
    assets      $1,868,185  1,737,245  1,749,258  1,322,836  1,207,477
   Deposits     $1,408,918  1,353,297  1,411,231    975,222    923,725
   Stockholders'
    equity      $  164,407    141,101    139,799    111,689    109,640

 AVERAGE BALANCES
   Loans
    (before
    allowance)  $1,453,957  1,376,807  1,190,439  1,022,556    936,642
   Total
    earning
    assets
    (before
    allowance)  $1,607,473  1,543,071  1,342,961  1,125,833  1,049,235
   Total
    assets      $1,781,477  1,711,453  1,461,595  1,231,223  1,148,128
   Interest-
    Bearing
    Deposits    $1,224,835  1,268,285  1,000,075    823,785    753,959
   Stock-
    holder's
    equity      $  145,656    139,815    116,165    110,655    107,124

                                                    Year to Date
                                               12 mos       12 mos
                                                 2007         2006
                                              ----------   ----------

 (Dollars in thousands except per share data)
 EARNINGS
   Net interest income                        $   49,085       36,998
   Provision for loan losses                  $    4,900        3,400
   Non Interest income                        $   17,765        9,270
   Gain (loss) and net cash
    settlements on economic hedge                    584       (1,918)
   Loss on disposition of premises
    and equipment                                    --          (292)
   Proforma non-interest income (1)               17,181       11,480
   Non Interest expense                       $   44,941       34,974
   Pre-tax income                             $   17,009        7,894
   Net income                                 $   11,019        5,269
   Basic earnings per share                   $     0.91         0.49
   Diluted earnings per share                 $     0.89         0.47
   Proforma diluted earnings
    per share  (2)                            $     0.86         0.60
   Weighted avg. basic shares
    outstanding                               11,960,932   10,811,980
   Weighted average diluted shares            12,346,870   11,121,703

 PERFORMANCE RATIOS
   Return on average assets                        0.71%        0.51%
   Proforma return on average
    assets (2)                                     0.69%        0.64%
   Return on average common equity                 8.45%        5.06%
   Proforma return on average
    common equity (2)                              8.17%        6.38%
   Net interest margin
    (fully tax-equivalent)                         3.49%        3.87%
   Non-interest income to
    total revenue                                 26.57%       20.03%
   Proforma non-interest income
    to total revenue (1)                          25.93%       23.68%
   Non-interest expense to
    average assets                                 2.90%        3.35%
   Efficiency ratio                               67.23%       75.80%
   Proforma efficiency ratio (1)                  67.82%       72.75%
   Full-time equivalent employees                    420          327
 CAPITAL
  Period-end equity to assets                      8.80%        9.05%
   Tier 1 leverage capital ratio                   9.72%       11.38%
   Tier 1 risk-based capital ratio                10.35%       12.11%
   Total risk-based capital ratio                 11.32%       12.99%
   Book value per common share (3)            $    11.24         9.99
   Cash dividend per share                    $     0.29         0.16

 ASSET QUALITY
   Gross loan charge-offs                     $    1,155          305
   Net loan charge-offs                       $    1,088          278
   Net loan charge-offs to average
    loans (annualized)                             0.09%        0.04%
   Allowance for loan losses                  $   15,339        9,405
   Allowance for loan losses
    to total loans                                 1.01%        0.95%
   Nonperforming loans                        $    3,407        3,269
   NPL to total loans                              0.22%        0.33%
   Other real estate and
     repossessed assets                       $      482            0

 END OF PERIOD BALANCES
   Loans (before allowance)                   $1,522,401      994,592
   Total earning assets
    (before allowance)                        $1,688,701    1,103,363
   Total assets                               $1,868,185    1,207,477
   Deposits                                   $1,408,918      923,725
   Stockholders' equity                       $  164,407      109,640

 AVERAGE BALANCES
   Loans (before allowance)                   $1,262,516      835,527
   Total earning assets
    (before allowance)                        $1,405,758      956,765
   Total assets                               $1,549,747    1,043,318
   Interest-Bearing Deposits                  $1,082,206      695,824
   Stockholder's equity                       $  130,391      104,207

 (1) Proforma non-interest income and proforma efficiency ratio are non-GAAP measures that excludes the gain (loss) and net cash settlements on economic hedge and loss on disposition of premises and equipment, that management believes provides more comparable, useful information to investors.

 (2) Proforma diluted earnings per share, ROAA, and ROAE are non-GAAP measures that excludes the gain (loss) and net cash settlements on economic hedge and loss on disposition of premises and
     equipment, net of income taxes using a 37.5% blended rate, that management believes provides more comparable, useful information to investors.

 (3) Book value per common share calculation subtracts the liquidation value of $23.3 million of the non-cumulative, perpetual
     preferred stock from net assets.

          GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF OPERATIONS

                                              THREE MONTHS ENDED
                                        Dec. 31, 2007    Dec. 31, 2006
                                        -------------    -------------
                                          Unaudited         Unaudited

 INTEREST INCOME    (Amounts in (000), except share and per share data)
  Loans, including fees                     $ 29,060          $ 19,350
  Trading account securities                     415                --
  Investment securities - taxable              1,302             1,045
                        - tax-exempt             118                57
  Interest-earning bank deposits                  24                30
  Other interest and dividends                   254               160
                                            --------          --------
   Total interest income                      31,173            20,642

 INTEREST EXPENSE
   Money market, NOW and savings               3,274             2,319
  Time deposits                               10,801             5,953
  Short term debt                                402               266
  Long-term debt                               2,918             2,133
                                            --------          --------
   Total interest expense                     17,395            10,671
                                            --------          --------

   Net interest income                        13,778             9,971

  Provision for loan losses                    1,600               800
                                            --------          --------
   Net interest income after provision
    for loan losses                           12,178             9,171

 NON INTEREST INCOME
  Service charges on accounts                  1,016               856
  Mortgage operations                            584               690
  Insurance operations                         1,119               781
  Brokerage operations                           122               227
  Gain on sales of securities                     --               189
  Loss and net cash settlements on
   economic hedge                                 --              (502)
  Loss on disposition of premises
   and equipment                                  --              (292)
  Loss from trading securities                    (1)               --
  Other income                                 1,041               596
                                            --------          --------
   Total non interest income                   3,881             2,545

 NON INTEREST EXPENSE

  Salaries and benefits                        7,058             4,813
  Occupancy and equipment                      2,273             1,796
  Data processing fees                           573               393
  Other expense                                2,741             2,555
                                            --------          --------
   Total non interest expense                 12,645             9,557
                                            --------          --------
   Income before income taxes                  3,414             2,159

  Income taxes                                 1,144               756
                                            --------          --------
   Net income                               $  2,270          $  1,403
                                            ========          ========

  Basic earnings per share                  $   0.17          $   0.13

  Diluted earnings per share                $   0.17          $   0.13

  Weighted avg. basic shares outstanding  12,589,210        10,889,605

  Weighted average diluted shares         13,000,662        11,157,077

             GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
                  CONSOLIDATED STATEMENTS OF OPERATIONS

                                             Twelve Months Ended
                                       Dec. 31, 2007     Dec. 31, 2006*
                                       -------------     -------------
                                        Unaudited

 INTEREST INCOME    (Amounts in (000), except share and per share data)
  Loans, including fees                    $102,041           $ 67,517
  Trading account securities                  1,902                 --
  Investment securities - taxable             4,007              4,632
                        - tax-exempt            423                238
  Interest-earning bank deposits                341                140
  Other interest and dividends                  845                570
                                           --------           --------
   Total interest income                    109,559             73,097

 INTEREST EXPENSE
  Money market, NOW and savings              11,491              7,918
  Time deposits                              38,103             20,571
  Short term debt                             1,367              2,429
  Long-term debt                              9,513              5,181
                                           --------           --------
   Total interest expense                    60,474             36,099
                                           --------           --------

   Net interest income                       49,085             36,998

   Provision for loan losses                  4,900              3,400
                                           --------           --------

    Net interest income after provision
     for loan losses                         44,185             33,598

 NON INTEREST INCOME
  Service charges on accounts                 3,938              3,294
  Mortgage operations                         3,029              1,584
  Insurance operations                        5,245              2,883
  Brokerage operations                          794                744
  Gain on sales of securities                   163                842
  Gain (loss) and net cash settlements on
   economic hedge                               584             (1,918)
  Loss on disposition of premises and equipment  --               (292)
  Gain from trading securities                  355                 --
  Other income                                3,657              2,133
                                           --------           --------
   Total non interest income                 17,765              9,270
                                           --------           --------

 NON INTEREST EXPENSE
  Salaries and benefits                      24,978              7,287
  Occupancy and equipment                     8,254              6,865
  Data processing fees                        1,990              1,652
  Other expense                               9,719              9,170
                                           --------           --------
   Total non interest expense                44,941             34,974
                                           --------           --------

   Income before income taxes                17,009              7,894

  Income tax expense                          5,990              2,625
                                           --------           --------

   Net income                              $ 11,019           $  5,269
                                           ========           ========

    Basic earnings per share               $   0.91           $   0.49

    Diluted earnings per share             $   0.89           $   0.47

    Weighted avg. basic shares
     outstanding                         11,960,932         10,811,980

    Weighted average diluted shares      12,346,870         11,121,703

 * Derived from audited financial statements.

            GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
                      CONSOLIDATED BALANCE SHEETS

                                          December 31,     December 31,
                                             2007              2006*
                                             -----             -----
                                           Unaudited
                                          (Dollar amounts in thousands)

 ASSETS
  Cash and due from banks                 $    19,569      $    22,077
  Interest-earnings deposits in
   other banks                                  1,092            4,717
                                           ----------       ----------
   Total cash and cash equivalents             20,661           26,794

  Trading securities                           23,011               --
  Securities available for sale               126,537           93,475
  Federal Home Loan Bank stock                 10,312            6,970
  Federal Reserve Bank stock                    5,348            3,609

  Loans                                     1,522,401          994,592
  Allowance for loan losses                   (15,339)          (9,405)
                                           ----------       ----------
   Total loans, net                         1,507,062          985,187

  Premises and equipment, net                  73,614           38,456
  Bank owned life insurance policies           26,105           25,051
  Goodwill and intangible assets               51,075           12,615
  Accrued interest receivable                  12,330            8,742
  Other assets                                 12,130            6,578
                                           ----------       ----------
   Total assets                           $ 1,868,185      $ 1,207,477
                                           ==========       ==========
 LIABILITIES AND STOCKHOLDERS' EQUITY
  Deposits:
   Noninterest-bearing                    $   123,885      $   108,007
   Interest-bearing                         1,285,033          815,718
                                           ----------       ----------
    Total deposits                          1,408,918          923,725

  Short term debt                              33,000           14,500
  Long-term debt                              249,102          152,429
  Accrued expenses and other
   liabilities                                 12,758            7,183
                                           ----------       ----------
   Total liabilities                        1,703,778        1,097,837

 STOCKHOLDERS' EQUITY
  Non-Cumulative, Perpetual Preferred
   Stock                                       23,182                0
  Common stock                                127,258          101,669
  Retained earnings                            14,991            8,708
  Accumulated other comprehensive loss         (1,024)            (737)
                                           ----------       ----------
   Total stockholders' equity                 164,407          109,640
   Total liabilities and stockholders'
    equity                                $ 1,868,185      $ 1,207,477
                                          ===========      ===========

 * Derived from audited financial statements.

CONTACT:  Gateway Financial Holdings, Inc.
          D. Ben Berry, Chairman, President and CEO
          Ted Salter, Senior EVP and CFO
          (757) 422-8004

          Cameron Associates
          Paul G. Henning
          (212) 554-5462
          phenning@cameronassoc.com